Exhibit 9

SPV II - Limited Partnership

745 Hope Road

Eatontown, NJ 07724

jeff@wealthcolony.com

September 6, 2017

VIA EMAIL AND REGULAR MAIL

(jamie@originalsoupman.com)

Jamieson Karson

Soupman, Inc.

1110 South Avenue, Suite 100
Staten Island, New York 10314

Dear Mr. Karson:

We are in receipt of the letter dated August 21, 2017 from Jeremy Johnson of Polsinelli PC, counsel to Soupman, Inc. (the “Company”), in which Mr. Johnson advises that the Company cannot acknowledge the effectiveness of the actions taken by WealthColony SPV II, L.P. to replace the Company’s Board of Directors because, among other things, it is unable to verify that WealthColony SPV II, L.P. has received the affirmative vote of a majority of the outstanding shares entitled to vote in order to remove a director. Please be advised that WealthColony SPV II, L.P. has elected to not challenge the Company’s position with respect to the effectiveness of the actions and hereby revokes the consent delivered with its letter to you dated August 18, 2017.

Sincerely,

WealthColony SPV II, L.P.

By:	WealthColony Management Group, LLC

By:	/s/ Jeffrey Freedman
Name:	Jeffrey Freedman
Title:	Manager